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                                  23(d)(2)(xx)

  Amendment to Investment Sub-Advisory Agreement - TA IDEX UBS Large Cap Value

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                   UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

THIS AMENDMENT is made as of January 1, 2007 to the Sub-Advisory Agreement dated June 15, 2004, as amended, (the "Agreement"), between Transamerica Fund Advisors, Inc. (formerly, AEGON/Transamerica Fund Advisers, Inc.), and UBS Global Asset Management (Americas) Inc. (the "Sub-Adviser") on behalf of Transamerica IDEX Mutual Funds (the "Trust") and TA IDEX UBS Large Cap Value (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

5. COMPENSATION. Effective January 1, 2007, the sub-advisory fee rate for TA IDEX UBS Large Cap Value is as follows:

          0.32% of the first $400 million of average daily net assets; 0.30% of average daily net assets over $400 million up to $750 million; 0.27% of average daily net assets over $750 million up to $1 billion; 0.25% of average daily net assets over $1 billion up to $1.5 billion; and 0.20% of average daily net assets in excess of $1.5 billion.

In all other respects, the Sub-Advisory Agreement dated June 15, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2007.

TRANSAMERICA FUND ADVISORS, INC


By: /s/ Glenn E. Brightman
    ---------------------------------
Name: Glenn E. Brightman
Title: Senior Vice President


UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.


By: /s/ Mary Tritley                       By: /s/ Michael J. Calhoun
    ---------------------------------          --------------------------------
Name: Mary Tritley                             Michael J. Calhoun
      -------------------------------          --------------------------------
Title: Managing Director                       Assiatant Secretary
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